Exhibit 99.1

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES CLINICAL HOLD ON TELCYTA TRIALS

Palo Alto, CA,—June 4, 2007 – Telik, Inc. (Nasdaq: TELK) announced that the U.S. Food and Drug Administration (FDA) has placed a clinical hold on the Investigational New Drug (IND) application for TELCYTA® (canfosfamide HCl). The clinical hold was initiated by FDA following the presentation of TELCYTA Phase 3 clinical trial results at the annual meeting of the American Society of Clinical Oncology.

No new patients will be enrolled on TELCYTA clinical trials, and no patients currently being treated on the trials will receive additional treatment until the FDA releases the clinical hold. Telik plans to submit to the FDA additional detailed safety and other information regarding TELCYTA and meet with the FDA regarding the clinical hold as soon as possible.

The only TELCYTA clinical trial that had been open for new patient enrollment was the ASSIST-5 trial of TELCYTA plus pegylated liposomal doxorubicin (PLD) versus PLD alone in second line therapy of platinum refractory or resistant ovarian cancer. In addition, a small number of patients had continued to receive TELCYTA treatment in previously-enrolled clinical trials.

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company focused on discovering, developing and commercializing novel small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA, a tumor-activated small molecule product candidate in clinical development for the treatment of advanced ovarian cancer and non-small cell lung cancer. A second drug development candidate, TELINTRA™ (TLK199), is in clinical development for myelodysplastic syndrome. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP™, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com

This press release contains “forward-looking” statements, including statements regarding Telik’s plans to submit to the FDA detailed safety and other information regarding TELCYTA and meet with the FDA regarding the clinical hold. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik may not be able to submit to the FDA the required TELCYTA safety and other information and meet with the FDA in a timely manner, or at all, that the TELCYTA clinical trials may not be resumed in a timely manner or at all, if clinical trials of TELCYTA are materially delayed, Telik’s business may suffer, if Telik’s competitors develop and market products that are more effective than its product candidates or any product that Telik may develop, or obtain marketing approval before Telik does, Telik’s commercial opportunity will be reduced or eliminated, and if Telik does not obtain regulatory approval to market products in the United States and foreign countries, Telik will not be permitted to commercialize its product candidates. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-Q for the quarter ended March 31, 2007. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELCYTA, TELINTRA and TRAP are trademarks or registered trademarks of Telik, Inc.

###